Exhibit 99.(k)(1)

AGREEMENT for STOCK TRANSFER AGENT SERVICES THE CHILE FUND, INC. and EQUISERVE TRUST COMPANY, N.A. and EQUISERVE, INC.

REGISTRAR, TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the 1st day of March, 2003, between The Chile Fund, Inc., having a principal office and place of business at 466 Lexington Avenue, 17th Floor, New York, NY 10017, (the “Fund”), and EquiServe, Inc., a Delaware corporation, and its filly owned subsidiary EquiServe Trust Company, N.A., a federally chartered trust company doing business at 150 Royall Street, Canton, Massachusetts 02021 (collectively, “EquiServe” or individually “EQI” and the “Trust Company”, respectively).

WHEREAS, the Fund desires to appoint EquiServe as its registrar, transfer agent, dividend disbursing agent and agent in connection with certain other activities and EquiServe desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1                                               Terms of Appointment; Duties of EquiServe

1.01  Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints EquiServe to act as, and EquiServe accepts such appointment and agrees to act as registrar and transfer agent for the Fund’s authorized and issued shares of common stock or shares of beneficial interest, as the case may be (“Shares”), and dividend disbursing agent and agent in connection with any dividend reinvestment plan as set out in the Fund’s Annual Report to Shareholders.

1.02  EquiServe agrees that it will perform the following services:

(a)           In accordance with procedures established from time to time by agreement between the Fund and EquiServe, EquiServe shall:

(i)                                     Issue and record the appropriate number of Shares as authorized and hold such Shares in the appropriate shareholder account;

(ii)                                  Effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation;

(iii)                               Prepare and transmit payments for dividends and distributions declared by the Fund;

(iv)                              Act as agent for Shareholders pursuant to the dividend reinvestment and cash purchase plan of the Fund as amended from time to time;

(v)                                 Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by EquiServe of indemnification satisfactory to EquiServe and protecting EquiServe and the Fund, and EquiServe at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity.

(b)           In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), EquiServe shall: (i) perform all of the customary services of a registrar, transfer agent, dividend disbursing agent and agent of the dividend reinvestment and cash purchase plan as described in Article 1 consistent with those requirements in effect as of the date of this Agreement and (ii) perform the functions more fully described in the Fee and Service Schedule for Stock Transfer Services annexed hereto and incorporated herein. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached Fee and Service Schedule, includes, but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, and mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all registered Shareholders.

(c)           EquiServe shall provide additional services on behalf of the Fund (i.e., escheatment services) which may be agreed upon in writing between the Fund and EquiServe.

Article 2                                               Fees and Expenses

2.01  For the performance by EquiServe pursuant to this Agreement, the Fund agrees to pay EquiServe an annual maintenance fee as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and EquiServe.

2.02  In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse EquiServe for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by EquiServe for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by EquiServe at the request or with the consent of the Fund will be reimbursed by the Fund. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by EquiServe in the performance of its obligations hereunder.

2.03  The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice. Postage and the cost of materials for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to EquiServe by the Fund at least seven (7) days prior to the mailing date of such materials.

Article 3                                               Representations and Warranties of EquiServe

EquiServe represents and warrants to the Fund that:

3.01  Governance. The Trust Company is a federally chartered limited purpose national bank duly organized under the laws of the United States and EQI is a corporation validly existing and in good standing under the laws of the State of Delaware and each has full corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by EquiServe has been duly authorized by all necessary corporate action and constitutes the legal valid and binding obligation of EquiServe enforceable against EquiServe in accordance with its terms.

3.02  Compliance. The execution, delivery and performance of the Agreement by EquiServe will not violate, conflict with or result in the breach of any material term, condition or provision of; or require the consent of any other party to, (i) any existing law, ordinance, or governmental rule or regulation to which EquiServe is subject, (ii) any judgement, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to EquiServe, (iii) the incorporation documents or ByzLaws of , or any material agreement to which EquiServe is a party. EquiServe will comply with all applicable laws and regulations.

3.03  Facilities. EquiServe has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.04  Computer Services

DATA ACCESS SERVICE AND ALL COMPUTER PROGRAMS AND SOFTWARE PECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. EQUISERVE EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE

EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER HEREBY ACKNOWLEDGES THAT THE DATA ACCESS SERVICE MAY NOT BE OR BECOME AVAILABLE DUE TO ANY NUMBER OF FACTORS INCLUDING WITHOUT LIMITATION PERIODIC SYSTEM MAINTENANCE, SCHEDULED OR UNSCHEDULED, ACTS OF GOD, TECHNICAL FAILURE, TELECOMMUICATIONS INFRASTRUCTURE OR DELAY OR DISRUPTION ATTRIBUTATLE TO VIRUSES, DENIAL OF SERVICE ATTACKS, INCREASED OR FLUCTUATING DEMAND, AND ACTIONS AND OMISSIONS OF THIRD PARTIES. THEREFORE EQUISERVE EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY REGARDING SYSTEM AND/OR DATA ACCESS SERVICE AVAILABILITY, ACCESSABILITY, OR PERFORMANCE.

Article 4                                               Representations and Warranties of the Fund

The Fund represents and warrants to EquiServe that:

4.01  It is a corporation or business trust duly organized and existing and in good standing under the laws of states of Maryland or Delaware.

4.02  It is empowered under applicable laws and by its Articles of Incorporation or Declaration of Trust, as the case may be, and By Laws to enter into and perform this Agreement.

4.03  All corporate proceedings required by said Articles of Incorporation or Declaration of Trust, as the case may be, and By Laws have been taken to authorize it to enter into and perform this Agreement.

4.04  It is a closed-end, investment company registered under the Investment Company Act of 1940 (“1940 Act”).

4.05  To the extent required by federal securities laws, a registration statement under the Securities Act of 1933, as amended is currently or will be effective and, to the extent required, appropriate state securities law filings have been made with respect to all Shares of the Fund being offered for sale by the Fund. Information to the contrary will result in immediate notification to EquiServe.

Article 5                                               Data Access and Proprietary Information

5.01  The Fund acknowledges that the data bases, computer programs, screen formats, report formats; interactive design techniques, and other proprietary information furnished to the Fund by EquiServe are provided solely in connection with the services rendered under this Agreement and constitute copyrighted trade secrets or proprietary information of substantial value to EquiServe. Such databases, programs, formats, designs and techniques are collectively referred to below as “Proprietary Information.” The Fund agrees that it shall treat all Proprietary Information as proprietary to EquiServe and further agrees that it shall not divulge any Proprietary Information to any person or organization except as expressly permitted hereunder. The Fund agrees for itself and its employees and agents:

(a)           to use such programs and databases (i) solely on the computers of the Fund, and/or the investment adviser and/or sub-adviser to the Fund, or (ii) solely from equipment at the locations agreed to between the Fund and EquiServe and (iii) in accordance with EquiServe’s applicable user documentation;

(b)           to refrain from copying or duplicating in any way (other than in the normal course of performing processing on the computers of the Fund, and/or the investment adviser and/or sub-adviser to the Fund) any part of any Proprietary information;

(c)           to refrain from obtaining unauthorized access to any programs, data or other information not owned by the Fund, and if such access is accidentally obtained, to respect and safeguard the same Proprietary Information;

(d)           to refrain from causing or allowing proprietary information transmitted from EquiServe’s computer to the terminal of the Fund, and/or the investment adviser and/or sub-adviser to the Fund to be retransmitted to any other computer terminal or other device except as expressly permitted by EquiServe, (such permission not to be unreasonably withheld);

(e)           that the Fund and/or the Fund’s investment adviser and/or sub-adviser shall have access only to those authorized transactions as agreed to between the Fund and EquiServe; and

(f)            to honor reasonable written requests made by EquiServe to protect at EquiServe’s expense the rights of EquiServe in Proprietary Information at common law and under applicable statutes.

5.02  If the transactions available to the Fund include the ability to originate electronic instructions to EquiServe in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event EquiServe shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by EquiServe from time to time.

Article 6                                               Indemnification

6.01  EquiServe shall not be responsible for, and the Fund shall indemnify and hold EquiServe harmless from and against, any and all losses, damages, costs, charges, payments, expenses, -including reasonable attorneys’ fees, and liability arising out of or attributable to:

(a)           All actions of EquiServe or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

(b)           The Fund’s lack of good faith, negligence or willful misconduct which arises out of the breach of any representation or warranty of the Fund hereunder.

(c)           The reliance on or use by EquiServe or its agents or subcontractors of information, records, documents or services which (i) are received by EquiServe or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar

(d)           The reliance on, or the carrying out by EquiServe or its agents or subcontractors of any instructions or requests of the Fund; provided, however, that such instructions or requests shall be from a person reasonably believed by EquiServe to be (i) an authorized officer of the Fund or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give instructions on behalf of the Fund as indicated in writing to EquiServe from time to time.

(e)           The offer or sale of Shares in violation of any federal or state securities laws requiring that such shares be registered or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares; and

6.02  At any time EquiServe may apply to any officer of the Fund for instructions, and may, with permission from the Fund, consult with legal counsel for the Fund with respect to any matter arising in connection with the services to be performed by EquiServe under this

Agreement, and EquiServe and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or on the opinion of Fund’s counsel. EquiServe, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided EquiServe or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. EquiServe, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

6.03  In order that the indemnification provisions contained in this Article 6 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify EquiServe, EquiServe shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with EquiServe in the defense of such claim or to defend against said claim in its own name or in the name of EquiServe. EquiServe shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify EquiServe except with the Fund’s prior written consent.

Article 7                                               Standard of Care

7.01  EquiServe shall at all times act in good faith and agrees to use its’ best efforts within reasonable limits to insure the accuracy of all services performed under this

Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees.

Article 8                                               Covenants of the Fund and EquiServe

8.01  The Fund shall promptly furnish to EquiServe the following:

(a)           A certified copy of the resolution of the Board of Directors, or Trustees, as the case may be, of the Fund authorizing the appointment of EquiServe and the execution and delivery of this Agreement.

(b)           A copy of the Articles of Incorporation or Declaration of Trust, as the case may be, and By Laws of the Fund and all amendments thereto.

8.02  EquiServe hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices. EquiServe will comply with all applicable laws and regulations.

8.03  EquiServe shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act; as amended, and the Rules thereunder, EquiServe agrees that all such records prepared or maintained by EquiServe relating to the services to be performed by EquiServe hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request

8.04  EquiServe and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

8.05  In cases of any requests or demands for the inspection of the Shareholder records of the Fund, EquiServe will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. EquiServe reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 9                                               Termination of Agreement

9.01  This Agreement may be terminated by either party upon ninety (90) days’ written notice to the other.

9.02  Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund, along with a de-conversion fee equivalent to the average of three months’ fees (excludes out-of-pocket expenses listed on invoices).

Article 10                                        Assignment

10.01  Except as provided in Section 10.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party

10.02  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

Article 11                                        Amendment

11.01  This Agreement maybe amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors or Trustees, as the case may be, of the Fund.

Article 12                                        Massachusetts Law to Apply

12.01  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

Article 13                                        Force Majeure

13.01  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as possible.

Article 14                                        Consequential Damages

14.01  Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

Article 15                                        Merger of Agreement

15.01  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

Article 16                                        Survival

16.01  All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and/or protection of proprietary rights and trade secrets shall survive the termination

Article 17                                        Severability

17.01  If any provision or provisions of this Agreement shall be held to be invalid, unlawful, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

Article 18                                        Counterparts

18.01  This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

The Chile Fund, Inc.

By:	/s/ Michael A. Pignataro
Name:	Michael A. Pignataro
Title:	Chief Financial Officer

EquiServe, Inc.
EquiServe Trust Company, N.A.

(on behalf of both entities)

By:	/s/ Dennis V. Moccoia
Name:	Dennis V. Moccoia
Title:	Managing Director

FEE AND SERVICE SCHEDULE

FOR STOCK TRANSFER SERVICES

between

THE CHILE FUND, INC.

and

EQUISERVE TRUST COMPANY, N.A

and

EQUISERVE, INC.

TERM

This Fee and Service Schedule is by and between, The Chile Fund, Inc., (“the Fund”) and EquiServe, Inc., and EquiServe Trust Company, N.A. (collectively, “EquiServe”, or individually “EQI” and the “Trust Company”, respectively) whereby EquiServe will perform the following services with respect to the Common Stock or shares of beneficial interest, as the case may be, of the Fund.

The term of this Fee and Service Schedule shall be for a period of three (3) years, commencing from March 1, 2003, the effective date of this Fee and Service Schedule (the “Initial Term”).

This Agreement shall be self renewing, and providing that service mix and volumes remain constant, and no other Credit Suisse Fund is merged into the Fund, the final year’s fees listed under the Fees for Standard Services section shall be increased by the accumulated change in the National Employment Cost Index for Service Producing Industries (Finance, Insurance, Real Estate) for the preceding years of the contract, as published by the Bureau of Labor Statistics of the United States Department of Labor. Fees will be increased on this basis every three years.

FEES AND SERVICES

Transfer Agent and Registrar Fee

$21,500.00

Annual Stock Transfer/Registrar Administrative Fee (this fee will be reduced to $17,000.00 per year, once the Direct Stock Purchase Program is terminated and replaced with the Dividend Reinvestment Program)

Includes the standard Transfer Agent and Registrar services as stated in the following sections:

Administrative Services

•                  Annual administrative services as Transfer Agent and Registrar for the Common Stock or shares of beneficial interest, as the case may be, of the Fund

•                  Assignment of Account Manager

•                  Remote inquiry access to the Fund records via PC or terminal with telecommunication software

Account Maintenance

•                  Maintaining record shareholder accounts to include the following services:

•                  Processing of new shareholder accounts

•                  Posting and acknowledging address changes

•                  Processing other routine file maintenance adjustments

•                  Posting all transactions, including debit and credit certificates to the stockholder file

•                  Researching and responding to all registered shareholder inquiries

•                  Responding to requests for audit confirmations

Routine Certificate Issuance

•                  Issuance, cancellation and registration of certificates to include the following services:

•                  Production and mailing of daily transfer reports

•                  Processing of all legal transfers including New York window and mail items

•                  Combining certificates into large and/or smaller denominations

•                  Replacing lost certificates and indemnity bonds

•                  Placing, maintaining and removing stop-transfer notations

Annual Meeting Services

•                  Preparing a full stockholder list as of the Annual Meeting Record Date

•                  Addressing proxy cards for all registered shareholders

•                  Enclosing and mailing proxy card, proxy statement, return envelope and Annual Report to all registered shareholders

•                  Receiving, opening and examining returned proxies

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•                  Writing in connection with unsigned or improperly executed proxies

•                  Tabulating returned proxies

•                  Provide on-line access to proxy vote status

•                  Attending Annual Meeting as Inspector of Election (Travel expenses billed as incurred)

•                  Preparing a final Annual Meeting List reflecting how each account has voted on each proposal

•                  Interface with outside proxy solicitor

•                  Preparing proxy proof, one (I) per year

Mailing, Reporting and Miscellaneous Services

•                  Mailing of address change confirmation cards to shareholders old address

•                  Coding “multiple” accounts at a single household to suppress duplicate mailings of reports

•                  Providing EquiServe’s toll free number for Shareholder Services

•                  Mailing of the Fund’s Fact Sheet, quarterly

•                  Addressing and enclosing Semi-Annual Reports, two (2) per annum for registered shareholders

•                  Preparing a full Statistical Report to reflect shareholder base by geographic residence code, class code, and share group, one (I) per annum (in addition to the stockholder lists covered under the Annual Meeting Services section)

Due Diligence Mailing and Direct Filing of Abandoned Property Services

•                  Preparing and mailing Due Diligence notices to all qualifying shareholder accounts as defined by the State Filing Matrix

•                  Processing returned Due Diligence notices and remitting property to shareholders prior to escheatment

•                  Preparing and filing Preliminary and Final Abandoned Property Reports

•                  Preparing and filing checks for each state covering unclaimed funds per state requirements

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•                  Issuing and filing stock certificate(s) registered to the applicable state(s) representing returned (RPO) certificates and underlying share certificates.

•                  Manual input for states requiring electronic reporting via diskette

$5.00	Per Escheated Account, per annum, in Excess of 100

$3.00	Per account, per annum, for Due Diligence Mailing and Respondent Processing

$1.00	Per account, per annum, for Electronic Reporting (Via Diskette)

Dividend Services

As Dividend Disbursing Agent and Paying Agent, EquiServe, will perform the dividend related services indicated below, pursuant to the following terms and conditions:

•                  Checks to be drawn on Fleet National Bank and all funds must be received before or on mailing date 11:00 a.m., Eastern Time via Federal Funds Wire, ACH or Fleet National Bank Demand Deposit Account debit

•                  Preparing and mailing quarterly dividends with an additional enclosure with each dividend check

•                  Preparing a hard copy dividend list as of each dividend record date

•                  Preparing and filing Federal Information Returns (Form 1099) of dividends paid in a year and mailing a statement to each stockholder

•                  Preparing and filing State Information Returns of dividends paid in a year to stockholders resident within such state

•                  Preparing and filing annual withholding return (Form 1042) and payments to the government of income taxes withheld from Non-Resident Aliens

•                  Replacing lost dividend checks

•                  Providing photocopies of cancelled checks when requested

•                  Reconciling paid and outstanding checks

•                  Coding “undeliverable” accounts to suppress mailing dividend checks to same

•                  Processing and recordkeeping of accumulated encashed dividends

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•                  Furnishing requested dividend information to stockholders

•                  Performing the following duties as required by the Interest and Dividend Tax Compliance Act of 1983:

•                  Withholding tax from shareholder accounts not in compliance with the provisions of the Act

•                  Reconciling and reporting taxes withheld, including additional 1099 reporting requirements, to the Internal Revenue Service

•                  Responding to shareholder inquiries regarding the Regulations

•                  Mailing to new accounts who have had taxes withheld, to inform them of procedures to be followed to curtail subsequent back-up withholding

•                  Annual mailing to pre-1984 accounts which have not yet been certified

•                  Performing shareholder file adjustments to reflect certification of accounts

•                  Automated Clearing House crediting of dividends

Direct Stock Purchase Plan (DSPP) Services

•                  Reinvestment and/or cash investment transactions of DSPP participant accounts

•                  Preparing and mailing a dividend reinvestment detailed statement (as applicable) with an additional enclosure to each DSPP participant

•                  Preparing and mailing a cash investment detailed statement (as applicable) with an additional enclosure to each DSPP participant

•                  Maintaining DSPP accounts and establishing new participant accounts

•                  Processing sale and termination requests

•                  Processing withdrawal requests

•                  Supplying quarterly summary reports for reinvestment/investment

•                  Certificate depository for safekeeping of certificates

•                  Handling shareholder inquiries concerning the DSPP

•                  Provide form 1099-B with each sale check to participant

•                  Provide Internet presentation of DSPP materials and Internet fulfillment

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•                  Provide telephonic fulfillment of DSPP materials

Dividend Reinvestment Plan (DRP) Services

•                  Quarterly reinvestment and monthly cash investment transactions to DRP participant accounts

•                  Preparing and mailing a dividend reinvestment detailed statement with an additional enclosure to each DRP participant

•                  Processing automatic-monthly investments via ACH

•                  Preparing and mailing a cash investment detailed statement with an additional enclosure to each DRP participant

•                  Maintaining DRP accounts and establishing new participant accounts

•                  Processing termination and withdrawal requests

•                  Supplying summary reports for each reinvestment/investment to the Fund

•                  Certificate depository

•                  Handling stockholder and Fund inquiries concerning the DRP

•                  Preparing and mailing Form 1099 to participants, including DRP participants and related filings with the IRS

ITEMS NOT COVERED

Additional Services

Items not included in the fees and services set forth in this Fee and Service Schedule including, but not limited to, services associated with the payment of a stock dividend, stock split, corporate reorganization, or any services associated with a special project, are to be billed separately, on an appraisal basis.

Services required by legislation or regulatory fiat which become effective after the date of acceptance of this Fee and Service Schedule shall not be a part of the Standard Services and shall be billed by appraisal. All additional services not specifically covered under this Fee and Service Schedule will be billed by appraisal, as applicable.

Billing Definition of Number of Accounts

For billing purposes, the number of accounts will be based on open accounts on file at the beginning of each billing period, plus any new accounts added during that period.

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ACCEPTANCE

In witness whereof, the parties hereto have caused this Fee and Service Schedule to be executed by their respective officers, hereunto duly agreed and authorized, as of the effective date of this Fee and Service Schedule.

EquiServe Trust Company, N.A.		The Chile Fund, Inc.
EquiServe, Inc.

(on behalf of both entities)

By:	/s/ Dennis V. Moccia	By:	/s/ Michael A. Pignataro
Name: Dennis V. Moccia		Name: Michael A. Pignataro
Title: Managing Director		Title: Chief Financial Officer

This Fee and Service Schedule shall serve as an attachment to the Registrar, Transfer Agency and Service Agreement dated March 1, 2003.

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Exhibit A

Out of Pocket Expenses

Out of pocket expenses associated with, but not limited to, the following are not included in the fees quoted in this Fee and Service Schedule and are billable as incurred.

Postage (Outgoing and Business Reply)

Envelopes

Labels

Forms and Stationery and Proxy Cards

Fulfillment

Proxy Proof Set-up

Record Retention

Insurance Premiums (Mailing certificates)

Delivery and Freight charges (including overnight delivery; Airborne Express, FedEx, etc.)

Typesetting (proxy cards, due diligence mailings, etc.)

Printing (proxy cards, etc.)

Destruction of excess/obsolete material

DTC trade transaction expenses (Treasury buybacks, etc.)

Custody Settlement charges

Telephone usage and line expenses

Lost Shareholder Program database search

Please Note:

Good funds to cover postage expenses in excess of $10,000 for shareholder mailings must be received in full by 12:00 p.m. Eastern Time on the scheduled mailing date. Postage expenses less than $10,000 will be billed as incurred.

SKU numbers are required on all material received for mailing. A special handling fee of $10.00 per box will be assessed for all material not marked with a SKU number. Such material includes, but is not limited to: proxy statements, annual and quarterly reports, and news releases. Overtime charges will be assessed in the event of services are required to be performed after-business hours due to late delivery of material for mailings to shareholders by the Fund unless the mail date is rescheduled. Exhibit B provides the Specifications for packing and shipping materials to EquiServe.

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Exhibit B

[EQUISERVE LOGO]

SPECIFICATIONS FOR PACKING AND SHIPPING

MATERIALS TO EQUISERVE

Revised 1/16/2001

Please follow these packing and shipping guidelines to help us handle your materials most efficiently. For specifics concerning your company’s mailing, please contact your client services team.

•                  Delivery timing:

Please ship your materials to arrive according to the schedule listed below. Some larger mailings will require more time. If more time is needed, our client service team will work with you to schedule the appropriate amount of time for processing your mailing.

1 - 10,000	Noon 2 business days prior to the mail date
10,000 - 25,000	By 5 p.m. 3 business days prior to the mail date
25,000 - 50,000	By 5 p.m. 4 business days prior to the mail date
50,001 +	Acct. Manager will establish delivery schedule with Client and Output Services

•                  Shipping addresses:

EquiServe: Raritan Center, 118 Fernwood Avenue, Edison NJ 08837-3857

Output Technology Solutions: Eastern Region, 46 Harvard Street, Westwood MA 02090-2398

Output Technology Solutions: Hartford Region, 125 Ellington Road, So. Windsor CT 06074-4112

CIC: 130 Commerce Road, Carlstadt NJ 07072

Standard Register: Parker Warehouse, 21 Parker Drive, Avon, MA 02322

•                  Receiving hours:

Monday through Friday, 8:00a.m. to 4:00 p.m.

With advance notice, we offer extended dock hours during proxy season. To arrange extended hours (After 4:00 p.m. and weekends) please contact your client services team.

•                  Documentation:

Every shipment, including courier deliveries, needs proper documentation.

A delivery receipt and a packing list. Both should include the following information:

1.              Name of client

2.              Description of material

3.              SKU or Form number (see attached)

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4.              Total number of boxes/packages delivered

5.              .Quantity per box/package

6.              Total number of pieces delivered/volume

7.              Identification of partial shipment

8.              Purchase order number if available

Each box must be marked with the Client Name, Material Description, SKU #, Quantity per box, Box # and Total # of boxes.

*You can prepare one document and make copies to use for both purposes. Attach the packing list to the outside of one box in an envelope or plastic pouch.

Packing Pointers:

Do not shrink-wrap materials individually or in bundles. This includes Annual Reports.

Use only paper bands if sending banded material. Please do not use string, strapping or rubber bands.

When bundling or grouping material, please make sure that all pieces in the bundle or group face in the same direction.

Box or package each type of enclosure separately. Do not mix enclosures in cartons.

Label cartons to show the type of material and number of pieces.

Attach a sample of the material to the outside of each carton.

Maximum weight per carton should not exceed 50 lbs.

•                  Quarterly Reports, Folded Proxy Statements and Newsletters:

Folded material must be “C” fold or Barrel fold. DO NOT have any enclosure “Z” folded. Paper-band material in groups of 50 to 100.

Use paper bands that are at least 2 ½ to 3 inches wide.

Place cardboard sheets between each layer.

To eliminate the need for cardboard, you can crisscross the groups of reports or statements.

•                 Annual Reports and flat Proxy Statements:

Layer in groups of 50 Annual Reports.

Do not shrink-wrap individual pieces or groups of pieces.

Place cardboard sheets between each layer.

To eliminate the need for cardboard, you can crisscross the groups of reports or statements.
Do not place layers of paper or cardboard between individual reports.

•                  Using Skids:

Place only one type of material on each skid. If you load cartons on a skid, each carton should contain the same number of pieces.

Maximum skid size:	40” x 48”
Maximum height:	54” — including pallet
Maximum weight:	3,000 lbs.

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Pallet must be forklift accessible on the 40” side.

Pallet should be stretch-wrapped to prevent spillage of contents.

•                  Using skid packs or Power packs:

Most printers are able to wrap material neatly and securely on skids without using cartons. We strongly recommend this packing method, especially for clients with shareholder bases of more than 40,000. Please do not shrink-wrap material in bundles.

Skid packs, also known as Power packs or Gaylords, cut expenses and processing time. Unnecessary cartons cost money, delay processing and must be disposed of for recycling. Skid packs can be used for nearly any kind of mailing enclosure, including quarterly and annual reports, proxy statements and newsletters.

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